UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 11, 2012

Stillwater Mining Company

(Exact name of registrant as specified in its charter)

Delaware	001-13053	81-0480654
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1321 Discovery Drive

Billings, Montana 59102

(Address of principal executive offices)

Registrant’s telephone number, including area code: (406) 373-8700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Stillwater Mining Company (“Stillwater”) announced today that it has priced its previously announced offering of $345.00 million aggregate principal amount of 1.75% convertible senior notes due 2032 (the “notes”). Stillwater has also granted the underwriters of the notes a 30-day over-allotment option to purchase up to $51.75 million additional aggregate principal amount of the notes (subject to certain limitations). The notes will mature on October 15, 2032, unless earlier converted, redeemed or repurchased. The notes will bear interest at a rate of 1.75% per annum, which will be payable semi-annually in arrears on each April 15 and October 15 of each year beginning on April 15, 2013.

Stillwater intends to use the net proceeds from the offering to repay amounts that may come due under Stillwater’s outstanding 1.875% convertible debentures in March 2013, and any additional proceeds may be used for general corporate purposes.

Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering, which is being made pursuant to an effective shelf registration statement.

A copy of the press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Stillwater Mining Company dated October 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STILLWATER MINING COMPANY

By:	/s/ Brent R. Wadman
Brent R. Wadman
Corporate Secretary

Date: October 11, 2012

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	Press Release of Stillwater Mining Company dated October 11, 2012